UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2019

Jerash Holdings (US), Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38474	81-4701719
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

260 East Main Street, Suite 2706, Rochester, NY 14604

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (212) 575-9085

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	JRSH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On July 15, 2019, Jerash Holdings (US), Inc. (the “Company”), through its wholly-owned subsidiary, Treasure Success International Limited (“Treasure Success”), entered into an agreement (the “Agreement”) to purchase office space in Hong Kong, and certain parking spaces (the “Property”), for use by Treasure Success. Treasure Success’s primary activities are to employ sales and marketing staff and supporting personnel in Hong Kong to support the Company’s business. Treasure Success is purchasing the Property from Ford Glory International Limited (“FGIL”), which is 49% owned by the Company’s Chairman of its Board of Directors (the “Board”) and Chief Executive Officer, Choi Lin Hung, through Merlotte Enterprise Limited, an entity wholly owned by Mr. Choi.

The aggregate purchase price of the Property is HK$63,000,000, or approximately $8,067,000 U.S. dollars. Pursuant to the Agreement, Treasure Success paid an initial deposit of HK$6,300,000, or approximately $806,700 U.S. dollars, upon signing the Agreement. The purchase of the Property will only be completed if a special committee, consisting of the Company’s independent directors, approves Treasure Success’s purchase of the Property. The deposit is refundable in full, without interest, if the conditions precedent to the Agreement are not fulfilled on or prior to 5:00 p.m., Hong Kong time, on October 31, 2019. The remaining balance of the aggregate purchase price will be due after all conditions precedent to the Agreement are fulfilled.

In addition to approval of the special committee, the conditions precedent to the Agreement include FGIL obtaining the approval of the independent shareholders of Victory City International Holdings Limited, the ultimate 51% shareholder of FGIL, if necessary, along with all other necessary approvals, consents, clearances, or waivers as may be required by the Stock Exchange of Hong Kong Limited or any other regulators, and customary closing conditions.

The preceding description of the Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 19, 2019, the Board approved the amendment and restatement of the Company’s By-laws (the “Bylaws”), effective as of the same day. The amendments to the Bylaws include (1) allowing stockholders owning one-third of the Company’s outstanding shares to call a special meeting of stockholders, (2) lowering the threshold of the number of shares required for stockholders to act by written consent, (3) describing the specific procedure for stockholders to submit a proposal or propose a nominee for election as a director at a meeting of the Company’s stockholders and the information required to be delivered with such a proposal, (4) adding flexibility to how the Company may conduct stockholder meetings, (5) modernizing the Bylaws, and (6) ministerial and administrative updates.

The foregoing description of various amendments included in the Bylaws does not purport to be complete and is qualified in its entirety by reference to the complete text of the Bylaws, a copy of which is attached to this Form 8-K as Exhibit 3.1 and incorporated by reference in this Item 5.03 in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Bylaws
10.1	Agreement for Sale and Purchase

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JERASH HOLDINGS (US), INC.

Dated: July 24, 2019	By:	/s/ Richard J. Shaw
Richard J. Shaw
Chief Financial Officer